Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Greg Smith, Chief Financial Officer
Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Adopts Shareholder Rights Plan

Saint Paul, Minn., June 6, 2013 — Image Sensing Systems, Inc. (NASDAQ: ISNS), announced today that its Board of Directors has unanimously adopted a shareholder rights plan (the “Rights Plan”) and declared a dividend of one right on each outstanding share of the Company’s common stock.

The Rights Plan is designed to ensure that all shareholders of the Company receive fair and equal treatment if an unsolicited attempt is made to acquire the Company. It does not prevent the Board from considering or accepting an offer if the Board believes such action is fair, advisable and in the best interests of the Company’s shareholders. In practice, rights plans typically provide a board of directors of a target company with sufficient time to consider any and all alternatives to an acquisition attempt. The Company’s Board of Directors deemed it appropriate and prudent to adopt the Rights Plan at this time. The Rights Plan will expire on June 6, 2018 unless renewed by the Board of Directors of the Company.

Under the Rights Plan, the Company is issuing one preferred stock purchase right for each share of common stock outstanding at the close of business on June 17, 2013. Initially, these rights will not be exercisable and will trade with the shares of the Company’s common stock.

Under the Rights Plan, the rights generally will become exercisable only if a person or group acquires beneficial ownership of 20 percent or more of the Company’s common stock (including in the form of synthetic ownership through derivative positions) in a transaction not approved by the Board of Directors of the Company. In that situation, each holder of a right (other than the acquiring person, whose rights will become void and will not be exercisable) will be entitled to purchase, at the then-current exercise price, additional shares of common stock having a value of twice the exercise price of the right. In addition, if the Company is acquired in a merger or other business combination after an unapproved party acquires more than 20 percent of the Company’s common stock, each holder of the right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company’s stock having a value of twice the exercise price of the right.

The Rights Plan exempts any person or group owning 20 percent or more of the Company’s common stock as of the announcement of the Rights Plan up to the amount of their ownership of the Company’s common stock as of the announcement of the Rights Plan plus an additional 5 percent. However, the rights also will be exercisable if a person or group that already owns 20 percent or more of the Company’s common stock acquires any additional shares beyond an additional 5 percent (including through derivatives, but other than pursuant to a dividend or distribution paid or made by the Company or pursuant to a stock split or reclassification).

The Company’s Board of Directors may redeem the rights for a nominal amount at any time until the tenth business day following the first public announcement of the acquisition of beneficial ownership of 20 percent of the Company’s common stock (or of additional shares by a person or group owning 20 percent or more of the Company’s common stock as of the announcement of the Rights Plan).

Details about the Rights Plan are contained in a Current Report on Form 8-K filed by the Company with the U.S. Securities and Exchange Commission.

Craig-Hallum Capital Group LLC is serving as financial advisor, and Winthrop & Weinstine, P.A. is serving as legal counsel to the Company.

About Image Sensing

Image Sensing Systems, Inc. is a provider of above ground detection and information management solutions for the Intelligent Transportation Systems (ITS) sector and adjacent markets including security, police and parking. We have sold more than 135,000 units of our industry leading Autoscope® machine-vision, RTMS® radar and CitySync automatic number plate recognition (ANPR) products in over 60 countries worldwide. This depth of our experience coupled with the breadth of our product portfolio uniquely positions us to provide powerful hybrid technology solutions and to exploit the convergence of the traffic, security and environmental management markets. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services, including ANPR products; adverse weather conditions in our markets; the impact of governmental laws and regulations; the effects of legal matters in which the Company may become involved; increased international presence; our success in integrating acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012 filed in March 2013.